Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Sendas Distribuidora S.A.
(Exact Name of Registrant as Specified in its Charter)

Sendas Distributor S.A.

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Common Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value, which may be represented by American Depositary Shares(1)	457(r)	(2)	(2)	(2)	(2)	(2)

(1)	American Depositary Shares, or ADSs, each representing five common shares, issuable upon deposit of the common shares being registered hereby, have been or will be registered under a separate registration statement on Form F-6. A separate registration statement on Form F-6 (File No. 333-252850) was filed on August 13, 2021 to register the ADSs.
(2)	A currently indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant hereby elects to defer payment of all of the registration fee and will pay the registration fee subsequently in advance or on a pay-as-you-go basis pursuant to Rule 456(b).